Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Second Quarter 2019 Operating Results
SAN FRANCISCO, July 25, 2019 — The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2019 was $49 million, compared with net income of $104 million for the second quarter of 2018.
The $55 million decrease in net income relative to the prior-year period primarily reflected an increase in net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value, which reduced both net interest income and other income. The decline in net interest income was also due to retrospective adjustment of the effective yields on mortgage loans driven by a lower interest rate environment. In addition, other expenses increased by $5 million in the second quarter of 2019, primarily reflecting operating costs related to the relocation of the Bank's premises. These differences were partially offset by the $6 million reduction in the Affordable Housing Program assessment, which reflected the decline in pre-assessment net income.
Total assets decreased $2.5 billion during the first six months of 2019, to $106.8 billion at June 30, 2019, from $109.3 billion at December 31, 2018. Total advances decreased $6.2 billion, to $67.2 billion at June 30, 2019, from $73.4 billion at December 31, 2018. Investments increased $2.8 billion, to $35.2 billion at June 30, 2019, from $32.4 billion at December 31, 2018, primarily reflecting an increase in available-for-sale securities.
Accumulated other comprehensive income increased by $65 million during the first six months of 2019, to $300 million at June 30, 2019, from $235 million at December 31, 2018, primarily as a result of improvement in the fair value of mortgage-backed securities classified as available-for-sale.
As of June 30, 2019, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.1%, exceeding the 4.0% requirement. The Bank had $6.5 billion in permanent capital, exceeding its risk-based capital requirement of $1.7 billion. Total retained earnings as of June 30, 2019, were $3.4 billion.
Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the second quarter of 2019 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $56 million, including $3 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the third quarter of 2019. The Bank expects to pay the dividend on August 13, 2019.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2019	Dec. 31, 2018
Total Assets	$106,762	$109,326
Advances	67,189	73,434
Mortgage Loans Held for Portfolio, Net	3,327	3,066
Investments[1]	35,180	32,381
Consolidated Obligations:
Bonds	73,915	72,276
Discount Notes	24,901	29,182
Mandatorily Redeemable Capital Stock	138	227
Capital Stock - Class B - Putable	2,967	2,949
Unrestricted Retained Earnings	2,719	2,699
Restricted Retained Earnings	678	647
Accumulated Other Comprehensive Income/(Loss)	300	235
Total Capital	6,664	6,530

Selected Other Data at Period End	June 30, 2019	Dec. 31, 2018
Regulatory Capital Ratio[2]	6.09%	5.97%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Interest Income	$110	$154	$254	$302
Other Income/(Loss)	(7)	5	8	(3)
Other Expense	48	43	91	92
Affordable Housing Program Assessment	6	12	18	22
Net Income	$49	$104	$153	$185

	Three Months Ended		Six Months Ended
Selected Other Data for the Period	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Interest Margin[3]	0.41%	0.58%	0.47%	0.52%
Operating Expenses as a Percent of Average Assets	0.15	0.13	0.13	0.12
Return on Average Assets	0.18	0.38	0.28	0.31
Return on Average Equity	2.91	6.31	4.61	5.51
Annualized Dividend Rate	7.00	7.00	7.00	7.00
Average Equity to Average Assets Ratio	6.16	6.08	6.01	5.71

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2019, was $6.5 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com